EXHIBIT 4.2
James Hardie Industries Public Limited Company
Long Term Incentive Plan
Dated 1 August 2006 as amended on 22 August 2008, 21 August 2009,
19 February 2010, 15 June 2010, 13 August 2012, 14 August 2015, 10 August 2018 and 26 August 2021

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Long Term Incentive Plan
Contents
General terms

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8.1 Definitions	viii
8.2 Interpretation	xii
8.3 Heading	xii
Schedule 1 – General Terms of Awards	xiii
Schedule 2 – Additional and Superseding Provisions applicable only to U.S. Participants	xix

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General terms of the Plan

1. Introduction
1.1    Purpose
The purpose of the Plan provides Eligible Persons with an opportunity to acquire an ownership interest or phantom ownership interest in the Company.
1.2    Commencement
The Plan commences on the date that the Board determines.
1.3    Plan terms are binding
The Company, each Participating Company and each Participant are bound by the terms of this Plan.
1.4    Plan does not limit other arrangements
This Plan is not the sole means by which the Group intends to provide incentives to Eligible Employees or other employees of the Group, and nothing in this Plan is intended to restrict the Group from remunerating or otherwise rewarding Eligible Employees or other employees outside the Plan.

2. Award Grant
2.1    Eligibility
Awards may only be granted to Eligible Persons. The Board shall select those Eligible Persons who shall be granted Awards under the Plan from time to time, which determination shall be made in the Board’s discretion.
2.2    Terms of Awards and Award Agreement
Subject to the terms of the Plan, the Board may determine the terms of Awards in its discretion. The terms of granted Awards shall be set forth in the applicable Award Agreement for the Award.
2.3    Participant agreement
Each Participant is, by accepting an Award deemed to have agreed to be bound by:
(a)    the terms of the applicable Award Agreement for the Award;
(b)    the terms of this Plan; and
(c)    the terms of the Company’s Articles of Association, as amended from time to time.

2.4    Application of schedules
All granted Awards are subject to the terms set out in Schedule 1 to the Plan; and
Awards granted to a U.S. Participant are subject to the additional terms set forth in Schedule 2 to the Plan).

3. Administration of Plan
3.1    Board to administer Plan
Unless the Board determines otherwise the Plan is to be administered by the Remuneration Committee. Accordingly, any references in this Plan or in any Award Agreement to the Board shall be deemed to refer to the Remuneration Committee in each such place that it occurs, except that the references in paragraph 3.3, 3.6 and 5 of this Plan shall remain references to the full Board. For the avoidance of doubt, the Remuneration Committee may make further provisions for the operation of the Plan.
3.2    Board powers and discretions
Any power or discretion which is conferred on the Board as set forth in this Plan must be exercised by the Board in the interests or for the benefit of the Company, and the Board is not, in exercising any power or discretion, under any fiduciary or other obligation to any other person.
3.3    Delegation of Board powers and discretions
Subject to rule 3.7, any power or discretion which is conferred on the Board as set forth in this Plan including the power to determine Eligible Persons to participate in the Plan and to determine the terms and conditions of a Participant's Award may be delegated by the Board to:
(a)    a committee consisting of such directors, other officers or employees of the Company, or any combination of such persons as the Board thinks fit;
(b)    a related body corporate of the Company; or
(c)    a third party,
for such periods and on such conditions as the Board thinks fit.
3.4    Documents
The Company may from time to time require Participants to complete and return such other documents as may be required by law to be completed by that person or Participant, or such other documents which the Company considers should, for legal, taxation or administrative reasons, be completed by that person or Participant in connection with their receipt of an Award.

3.5    Board decision: final and conclusive
The decision of the Board as to the interpretation, effect or application of the terms of this Plan and all calculations and determination made by the Board under this Plan are final, conclusive and binding on Participants in the absence of manifest error.
3.6    Suspension of Plan
The Board may from time to time suspend the operation of the Plan and may at any time cancel the Plan. The suspension or cancellation of the Plan may not prejudice the existing rights (if any) of Participants with respect to their previously granted and outstanding Awards.
3.7    Manner of exercise of Remuneration Committee authority
(a)    The Remuneration Committee, and not the Board, shall exercise sole and exclusive discretion on any matter relating to a Participant then subject to Section 16 of the U.S. Exchange Act with respect to the Company to the extent necessary in order that transactions by that Participant shall be exempt under Rule 16b-3 under the U.S. Exchange Act.
(b)    Any action of the Remuneration Committee shall be final, conclusive and binding on all persons, including the Company, its Eligible Persons, their beneficiaries or other persons claiming rights from or through an Eligible Person, and shareholders.
(c)    The express grant of any specific power to the Remuneration Committee, and the taking of any action by the Remuneration Committee, shall not be construed as limiting any power or authority of the Remuneration Committee.
(d)    The Remuneration Committee may delegate to officers or managers of the Company, or any committees thereof, the authority (subject to such terms as the Remuneration Committee shall determine), to perform such functions, including administrative functions, as the Remuneration Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3 under the U.S. Exchange Act for Awards granted to Participants subject to Section 16 of the U.S. Exchange Act in respect of the Company.
3.8    Consultants
If upon ceasing employment with the Company, the Participant commences providing services as a consultant to a Group Company, then, unless the terms of the Participant's Award Agreement provide otherwise, the Participant will continue to be considered an employee for the duration and of the consulting service period and will cease to be considered an employee on such date when the Participant ceases to continue in service either as a consultant or employee to any Group Company.

4. Restrictions on the Plan
4.1    Compliance with Applicable Regulations
Despite any other provision of this Plan or any Award Agreement, no Award may be granted and no settlement of an Award may occur if to do so would contravene any Applicable Regulations.
4.2    Restriction on the Shares Issuable Under the Plan
The Board may not grant RSUs if the number of Shares issuable pursuant to such RSUs when added to the number of Shares which would be issued if all currently outstanding RSUs vested, but disregarding any Award granted to a Participant situated outside Australia, at the time of receipt of the relevant Award Agreement would exceed 5% of the total number of the Company’s issued Shares on the relevant date.
4.3    Application of Limitation to Awards Settled in Shares
(a)    No Award may be granted if the number of Shares to be delivered in connection with vesting of such Award exceeds the total number of Shares remaining available for future grant of Awards under the Plan.
(b)    The Board may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted as granted pursuant to an Award.

5. Amendment of the Plan
5.1    Board may amend
Subject to paragraphs 5.2, 5.3 and 5.4, the Board may at any time by written instrument, amend all or any of the provisions of the Plan, including this Section 5.
5.2    No material reduction of existing Award rights
Any amendment to the Plan or an Award must not materially reduce the rights of any Participant with respect to then outstanding Awards as they existed before the date of the amendment, unless the amendment is introduced primarily:
(a)    for the purpose of complying with or conforming to present or future law or regulation governing or regulating the maintenance or operation of the Plan or like plans;
(b)    to correct any manifest error or mistake;
(c)    to enable contributions or other amounts paid by a member of the Group to the Plan to qualify as income tax deductions for that member or another member of the Group;

(d)    to enable any Employer to reduce the amount of tax under Applicable Regulations, the amount of tax under the Tax Acts, or the amount of any other tax or impost that would otherwise be payable by the Employer in relation to the Plan;
(e)    for the purpose of enabling the Participants generally (but not necessarily each Participant) to receive a more favourable taxation treatment in respect of their participation in the Plan; or
(f)    to enable the Plan or any member of the Group to comply with Applicable Regulations.
5.3    Retrospective amendment possible
Subject to paragraph 5.2 and 5.4, any amendment made under rule 5.1 may be given retroactive effect as specified in the written instrument by which the amendment is made.
5.4    Shareholder Approval of Certain Amendments
Any amendment of the Plan shall be subject to the approval of the Company's shareholders not later than the next annual meeting following such Board action to the extent required by Applicable Regulations.

6. Termination of the Plan
The Plan shall terminate on such date that the Board determines that the Plan is to be terminated or an order is made or an effective resolution is passed for the winding up of the Company other than for the purpose of amalgamation or reconstruction.

7. Miscellaneous provisions
7.1    Rights of Participants
Nothing in this Plan or any Award Agreement:
(a)    confers on any person any expectation to become a Participant;
(b)    confers on any Eligible Person the right to be granted any Award;
(c)    confers on any Participant the right to continue as an employee of any Employer;
(d)    affects any rights which any Employer may have to terminate the employment of any Eligible Person; or
(e)    may be used to increase damages in any action brought against any Employer in respect of any termination of employment.
No person, whether a Participant or otherwise, has any claim, right or interest in respect of the Plan or whether against the Company or any other person, as a consequence of termination of the Eligible Person's employment or appointment or otherwise, except under and in accordance with the terms of this Plan.

7.2    Instructions by Participants
For the purposes of this Plan, the Board, the Company and any Employer is entitled to regard any notice, direction or other communication given or purported to be given by or on behalf of a Participant (or a legal personal representative of a Participant) as valid, whether given orally or in writing. Any notice, direction or other communication given or purported to be given by or on behalf of a Participant (or a legal personal representative of a Participant) or any other person under this Plan to the Company or the Employer is duly given only if actually received by the Company or Employer (as the case may be).
7.3    Notices
Any notice, certificate, consent, approval, waiver or other communications given by the Board, the Company or the Employer is deemed to have been duly given if:
(a)    sent by electronic mail or delivered by hand; or
(b)    sent by ordinary prepaid mail,
and is deemed to have been served:
(c)    if sent by electronic mail or delivered by hand, at the time of sending or delivery; or
(d)    if posted, three Business Days (or, if posted to a Participant's address outside The Republic of Ireland, seven Business Days) after the date of posting.
Delivery, transmission and postage (to the extent applicable) is to the address of any Participant as indicated on the grant documentation, any other address as the Board or any Participant may notify to the other or in the case of a Participant who is an Eligible Person, the address of the place of business at which the Participant performs the whole or substantially the whole of the duties of his or her office or employment.
7.4    Governing law
This Plan is governed by the laws in force in the Republic of Ireland and are construed and take effect in accordance with those laws.
7.5    Payments net of tax
If, when the Board makes or is deemed to make a payment to a Participant in settlement of an Award granted under this Plan, the Board or a Group Company shall deduct or withhold any amount of tax, social insurance contributions or other government levy or impost as required by law from such payment so that the actual payment to the Participant shall be made net of the applicable deductions and/or withholding.
The Board and the relevant Group Company shall, to the extent permitted by law, be entitled to satisfy the tax withholding obligation arising in connection with any issuance of Shares to the Participant by: (i) deducting such amount from any cash payments otherwise due to the Participant by a Group Company; (ii) requiring a cash payment, check or equivalent type payment from the Participant; (iii) withholding a number of Shares that would otherwise be issued to the Participant with a then current value equal to such tax withholding obligation; or (iv) any combination of the foregoing. The applicable method for satisfying the tax withholding obligation shall be determined by the Board or the relevant Group Company in its sole discretion.
7.6    Taxes on transfers to Participants
The Board may, when transferring Shares to a Participant pursuant to settlement of an Award, require the Participant to provide the Board with an amount of money which the Board estimates is necessary to meet the Participant's liability (if any) to pay stamp duty or other taxes in respect of the transfer. Where the Board is provided with funds for that purpose, the Board must apply the funds in payment of the stamp duty or other tax, arrange for registration of the transfer on the Participant's behalf and return any excess funds to the Participant.
7.7    Rounding
Unless expressly provided for in the Plan or Award Agreement, any calculation of a number of Shares to be issued pursuant to any Award granted under the Plan is to be rounded down.
7.8    Corporate Records
The Company will keep appropriate corporate records related to all Awards granted under the Plan.
7.9    Plan effective date and shareholder approval
If the Company becomes a U.S. Non-exempt Issuer such that approval of the all or any portion of the Plan or a material amendment thereto is mandatory or desirable under the provisions of:
(a)    Rule 16b-3 under the U.S. Exchange Act;
(b)    the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted; or
(c)    other laws, regulations, and obligations of the Company applicable to the Plan, then (i) to the extent necessary, any Awards granted to U.S. Participants after such time shall be subject to shareholder approval within the required time and in the required manner; and (ii) if approval of the Plan is required in relation to Awards, then Awards may be granted subject to any shareholder approval so required, but may not be exercised or otherwise settled in the event any mandatory shareholder approval is not obtained.

8. Definitions and interpretation
8.1    Definitions
The following words and expressions have the following meanings unless the contrary intention appears:
ADR shall mean an American Depositary Receipt, as defined in the most recent Annual Report of the Company filed with the United States Securities and Exchange Commission.
Applicable Regulations means the listing requirements imposed by any exchange or trading system on which the Company's securities trade and any law or regulation that applies to the operation of the Plan.
Applicable Security shall mean the ordinary shares in the capital of the Company, CUFS or ADRs, as designated by the Board with respect to grants of Awards under the Plan.
Articles of Association means the articles of association of the Company as amended or replaced from time to time.
ASX means ASX Limited.
ASX Settlement Operating Rules means the operating rules of ASX Settlement Pty Limited.
Award means a Cash Award or an RSU.
Award Agreement means the documents which set forth the terms and conditions of an Award.
Board means all or some of the supervising directors of the Company acting as a board, and includes a committee of the Board and a delegate of the Board.
Business Day means a day other than a Saturday, Sunday or public holiday in the Republic of Ireland.
Cash Award means an Award granted to an Eligible Person which will be settled via a cash payment if the Award vests and the amount of which is calculated by reference to the value of a specified number of Shares.
Cash Payout means the cash amount calculated in accordance with the Payout Formula.
Company means James Hardie Industries Public Limited Company, a company incorporated in Ireland with limited liability.
Control Event means any of the following:
(a)    a takeover bid is made to acquire the whole of the issued Shares and the takeover bid is recommended by the Board or becomes unconditional;
(b)    a transaction is announced by the Company which, if implemented, would result in a person owning all or substantially all the issued Shares;

(c)    a person owns or controls sufficient Shares to enable them to influence the composition of the Board;
(d)    any other similar event has occurred or is likely to occur (including, but not limited to, a merger of the Company with another company), which the Board determines, in its absolute discretion, to be a Control Event.
CUFS has the same meaning as in the ASX Settlement Operating Rules, in respect of ordinary shares in the capital of the Company.
Determination Date means in respect of a Payout the date determined by the Board and set out in the Award Agreement to the relevant Participant in respect of the Payout.
Eligible Person means a person who is in the full time or part time employment of a Group Company.
Employer means any Group Company, and in relation to any particular Participant means the Group Company by which that Participant is for the time being employed.
General Meeting has the meaning given in the Articles of Association.
Grant Date means the date on which an Award was granted or approved by the Board.
Group means the Company and each of its Subsidiaries.
Group Company means the Company or any of its Subsidiaries.
Listing Rules means the Listing Rules of ASX or other applicable securities exchange on which the Shares are listed for trading, except to the extent of any express waiver by ASX or other applicable securities exchange.
Participant means an Eligible Person to whom an Award (as the case may be) has been granted and includes a legal personal representative of the Participant.
Participating Company means each Group Company to which the Board resolves that the Plan extends.
Payout Formula means the formula set out in the Award Agreement for calculating the Cash Payout amount for the vested portion of the Cash Award.
Plan means this James Hardie Industries Public Limited Company Long Term Incentive Plan as amended from time to time.

Redundancy means termination of employment of a Participant by a Participating Company due to economic, technological, structural or other organisational change where through no act or fault of the Participant:
(a)    the Participating Company no longer requires the duties and responsibilities carried out by the Participant to be carried out by anyone; or
(b)    the Participating Company no longer requires the position held by the Participant to be held by anyone.
Remuneration Committee means the Remuneration Committee of the Board, which, if the Company is a U.S. Non-exempt Issuer, shall consist solely of directors who qualify as "non-employee directors" within the meaning of Rule 16b-3 under the U.S. Exchange Act and as "independent" where required by Applicable Regulations.
Reorganisation means any merger, consolidation, reconstruction or other reorganisation in respect of the Company, including any compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company.
Retirement means termination of the employment of a Participant with a Participating Company because:
(a)    the Participant attains the age that the Board accepts as the retirement age for that individual;
(b)    the Participant is unable, in the opinion of the Board, to perform his or her duties because of illness or incapacity.
RSU means a restricted stock unit which is an unfunded and unsecured contractual entitlement to be issued or transferred a Share on a future date or a cash payment with a value equal to such Share.
Security Interest means a mortgage, charge, pledge, lien or other encumbrance of any nature.
Settlement Date means the date on which a Participant receives a Cash Payout or issuance of Shares in settlement of a vested Award, which shall be the applicable designated date or period following the date the Vesting Conditions are first satisfied as determined by the Board and set out in the Award Agreement. In all cases, the Settlement Date shall occur no later than 60 days following the date on which the Award or portion thereof vests.
Shares means fully paid ordinary shares in the capital of the Company or another Applicable Security that the Board has determined in its discretion is equivalent to and interchangeable with such ordinary shares (after giving proportional effect to the applicable ratio of the ordinary shares underlying the Applicable Security). For all purposes of the Plan, any reference to “Shares” contained herein shall be deemed to reference the Applicable Security designated by the Board as applicable to the Award.
Subsidiary means an entity that is controlled by the Company.
Tax Act means in the case of Australia, the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth), or the Taxes Consolidation Act 1997 and, in the case of New Zealand, means the Income Tax Act 2007 or equivalent legislation in other jurisdictions, as the context requires.

Termination for Cause means in the opinion of the Board that the Participant’s employee has been or could have been terminated by the Company because the Participant:
(a)    has committed (or it is evident the Participant intends to commit), any act (whether by omission or commission) which amounts or would amount to any of dishonesty, fraud, wilful misconduct, wilful breach of duty, serious and wilful negligence or incompetence in the performance of the Participant's duties; or
(b)    has been convicted of a criminal offence (other than a minor motor traffic offence or other trivial offence which does not impact on the Participant's good fame and character or ability to perform his/her duties) or is guilty of any other wilful or recklessly indifferent conduct which, in the reasonable opinion of the Board, may injure or tend to injure the reputation and/or the business or operations of a Group Company.
U.S. Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.
U.S. Non-exempt Issuer means the Company as of the date it no longer satisfies the qualifications to be classified as a foreign private issuer under Rule 3b-4 of the U.S. Exchange Act.
U.S. Participant means a Participant who is subject to taxation in respect of Awards or RSUs in the United States.
U.S. Revenue Code means the U.S. Internal Revenue Code of 1986, as amended.
Vesting Condition means any condition that must be satisfied or waived for the applicable portion of the Award to vest and for the Participant to be entitled to a Cash Payout or issuance of Shares in settlement of such vested portion of the Award. The Vesting Condition shall be specified in the Award Agreement and determined by the Board in its discretion. A Vesting Condition may include a requirement of continued employment during a specified period or through one or more specified events, satisfaction of an individual or performance goal during any specified performance period, or any combination of the foregoing.
Vested Award means the portion of the Award for which all applicable Vesting Conditions have been satisfied.
Voluntary Separation means the termination of a Participant's employment with a Participating Company that was initiated voluntarily by the Participant.
8.2    Interpretation
In this Plan, unless the Board determines otherwise:
(a)    words importing the singular include the plural and vice versa;
(b)    references to a statute or other law include regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(c)    references to the exercise of a power or discretion include a decision not to exercise the power or discretion;
(d)    references to a "year" mean any period of 12 months;
(e)    the words "include", "including" or "such as" are not used as, nor are they to be interpreted as words of limitation, and when introducing a list of items does not exclude a reference to other items whether of the same class or genus or not;
(f)    "Australian dollars", "dollars", "A$" or "$" is a reference to the lawful currency of Australia;
(g)    law means common law, principles of equity, and laws made by parliament (and laws made by parliament include parliamentary laws and regulations and other instruments under them, and consolidations, amendments, re-enactments or replacements of any of them);
(h)    a group of persons or things is a reference to any two or more of them jointly and to each of them individually;
(i)    if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;
(j)    if an act under this agreement to be done by a party on or by a given day is done after 5.30 PM local time on that day, it is taken to be done on the next day.
8.3    Heading
Headings are for convenience only and, except where they are inserted as a means of cross-reference, do not affect the interpretation of the Plan provisions.

Schedule 1 – General Terms of Awards

1. Board approval of Award Terms
The grant of an Award may be made on such terms and conditions as the Board decides from time to time and which are consistent with the Plan, including with respect to:
(a)    the Eligible Person to whom the Award is granted;
(b)    the type of Award;
(c)    the number of Shares or Share equivalents applicable to the Award;
(d)    the Applicable Security for the Award;
(e)    any applicable Payout Formula for a Cash Award;
(f)    the Vesting Conditions applicable to the Award;
(g)    the scheduled Settlement Date following the Vesting Date; and
(h)    other terms and conditions (if any) applicable to the Award as determined by the Board which are not inconsistent with the Plan.

2. Administration of Awards
2.1    Notification to Participant
Following the grant of an Award to a Participant by the Board, the Company will provide the Participant with an Award Agreement setting forth the terms and conditions of the Award.
2.2    Restrictions on transferring Awards
A Participant may not sell, assign, transfer or otherwise deal with, or grant a Security Interest over, any Award granted to the Participant. The Award lapses immediately on purported sale, assignment, transfer, dealing or grant of Security Interest, unless the Board in its absolute discretion approves the dealing or the transfer or transmission is effected by force of law on death or legal incapacity to the Participant's legal personal representative.

3. Vesting and Forfeiture of Awards
3.1    Vesting Conditions
Subject to paragraph 4, any Award subject to a Vesting Condition may earlier vest as provided in this Section 3.
3.2    Pro Rata Vesting Acceleration Upon Qualifying Termination of Employment
Unless the Award Agreement provide otherwise, in the event of termination of the Participant’s employment due to death, Retirement, Redundancy, or an involuntary termination initiated by the relevant Group Company for reasons other than for a Termination for Cause, if the Participant has provided at least 12 months of continued employment with the Group Company following the applicable Grant Date of the Award¸ a pro-rata portion of the then unvested portion of the Award will vest automatically on the date of employment termination. Such pro rata vesting acceleration shall not apply to a Voluntary Separation unless otherwise determined by the Board.
Such pro-rata portion of the Award that accelerates vesting will be calculated in accordance with the procedures approved by the Board for such calculation, and which shall generally be determined by reference to the total number of days over which any remaining unsatisfied service based Vesting Condition was to be satisfied (and/or the total number days in any applicable Performance Period) and the total number of days that the employee was employed during such period.
Unless the Award Agreement provide otherwise or as otherwise approved by the Board, a Participant's remaining unvested Award (as calculated after giving effect to the automatic pro-rata acceleration provided above) will lapse on the earlier of:
(a)    the expiry of 3 months after the Participant's termination of employment; and
(b)    the date the unvested Award would have expired had the Participant remained employed, provided that if the Board issues a notice advising the Participant that an Award has earlier expired, the Award is deemed to have expired on such earlier date and the Company has no obligation to provide for any payment or settled with respect to such expired Award.
3.3    Lapsed Awards do not vest
Notwithstanding any other provisions in this Plan, an Award which has previously lapsed will not thereafter be eligible to vest.
3.4    Transfers of employment among Group Companies does not result in termination of employment
Any transfer of employment from one Group Company to another Group Company, whether or not to a same or similar employment position, does not result in a termination of employment for purposes of the Plan.
3.5    Unvested Award lapses if Employer ceases to be a Group Company
If a Participant is no longer an employee of a Group Company for any reason, including as a result of a sale of the Company’s interests in the Group Company so that it is no longer a Subsidiary of the Company, the Participant's then unvested Awards shall lapse on the schedule set out in paragraph 3.2.
3.6    Unvested Award immediately forfeited in the case Voluntary Separation or Termination for Cause
If a Participant’s employment terminates due to Voluntary Separation or Termination for Cause then no portion of the Award will accelerate vesting and the unvested portion of the Award will expire and be forfeited immediately upon such termination, unless otherwise determined by the Board.
3.7    Discretion to permit or accelerate vesting of Awards
Notwithstanding any other paragraph in this Schedule 1, if a Participant ceases employment with the Company for any reason, or gives notice of their intention to cease employment with the Company, or the Company which employs a Participant ceases to be a Group Company for any reason, the Board or the Remuneration Committee may in its absolute discretion (on any conditions which it thinks fit) decide that some or all of the unvested Awards held by the Participant shall not lapse on the schedule provided herein and instead shall be eligible to vest on such terms and conditions as are approved by Board or Remuneration Committee.

4. Shares issued pursuant to vesting of RSUs
4.1    Issue or transfer
On the applicable Settlement Date following the Vesting Date of the RSU the Company will issue or transfer to the Participant a number of Shares equal to the number of vested RSUs rounded down to the nearest whole number of Shares.
The Board may, in the case of a Participant who is also a member of the Board, prescribe in the Award Agreement that the Shares to be delivered in settlement must be acquired by the Company and transferred to the Participant rather than being newly issued by the Company.
Subject to the Listing Rules if a Participant requests that they are allocated another form of Applicable Security in respect of a form of Applicable Security that would otherwise be issued or transferred, the Company will do everything practicable to promptly facilitate the issue or transfer of such form of requested Applicable Security to the Participant (after giving effect to the applicable ratio of ordinary shares underlying such Applicable Securities).
4.2    Shares issued by the Company to rank pari passu
All Shares issued on the vesting of a Participant's RSUs will rank pari passu in all respects with the Shares of the same class for the time being on issue except for any rights attaching to the Shares by reference to a record date prior to the date of their allotment.
4.3    Shares to be quoted on ASX
If Shares of the same class as those issued or transferred on the vesting of a Participant's RSUs are quoted on the ASX, the Company will apply to the ASX as required by the Listing Rules for those Shares to be quoted.
4.4    Trading restrictions
Where the Shares referred to in paragraph 4.1 are subject (pursuant to the Award Agreement for the RSU Grant) to any restriction as to transfer or sale by the Participant for any period, the Board may implement any procedure it deems appropriate that complies with Applicable Regulations to ensure compliance by the Participant with such trading and transfer restrictions.
By accepting an Award, each Participant acknowledges that any Shares received by the Participant in settlement of such Award are subject to any applicable trading and transfer restrictions and the Participant will not take any action not permitted by such restrictions.

5. Takeover, Reorganisation and winding-up
5.1    Effect of Control Event
If, pursuant to a takeover bid or otherwise, a Control Event occurs prior to vesting of an Award:
(a)    the Board may determine in its absolute discretion, and subject to any conditions that it determines, that all or a portion of the Award is vested immediately prior to and contingent upon such Control Event; and
(b)    any unvested Award will expire and be forfeited without payment to the Participant for such terminated Award, and the Participant will be treated as having never held any right or interest in such Award.
5.2    Compulsory acquisition, Reorganisation or winding up If:
(a)    If a person becomes bound or entitled to compulsorily acquire Shares under the Articles of Association or Applicable Regulations;
(b)    a Reorganisation is sanctioned by one or more of the following under the Articles of Association, Applicable Regulations or otherwise:
(i)    a court;
(ii)    a General Meeting or other meeting of holders of the Company's securities; or
(iii)    a meeting of the Company's creditors; or
(c)    the Company passes a resolution for voluntary winding up or an order is made for the compulsory winding up of the Company, then the Board may accelerate vesting of all or any Awards, as determined in its discretion, no later than 30 days after the occurrence of the relevant event.

6. Adjustment of Awards
6.1    No dividend rights
Subject to the preceding paragraphs, a Participant is not entitled to dividends or any “bonus shares” or other shareholder rights in respect of the Shares subject to any Award prior to the date that Shares are issued in Settlement of such Award.
6.2    Sub-division, consolidation, reduction or return
If there is any reorganisation, including any subdivision, consolidation, reduction or return of the issued capital of the Company, the number of Shares or Share equivalents subject to each Award will be adjusted appropriately as determined by the Board to reflect such event.

7. General
7.1    Purchase Price
No purchase price will be payable by the Participant in connection with the grant or vesting of any Award unless otherwise determined by the Board and specified in the Award Agreement.
7.2    No right to future Awards or benefits
Subject to the preceding paragraphs, as a result of receiving an Award the Participant is not entitled to receive any future Award grant or any other future grant of equity interests in the Company.
7.3    Withholding Taxes
To the extent permitted by law, the Board and the relevant Group Company shall be entitled to withhold from any Award settled in cash to a Participant any amount of taxes or social insurance contributions arising in respect of such Award. If the Award is settled in Shares, the Board and the relevant Group Company shall be entitled to withhold any taxes, social insurance contributions and any other obligations arising in respect of the vesting of RSUs in a Participant from any cash payments due to the Participant by a Group Company. To the extent (i) any cash payments due to the Participant by his or her Employer are not sufficient to cover any amount of taxes or social insurance contributions arising in respect of the RSU and (ii) the Participant is required by law to make such cash shortfall available to his or her Employer, the Board shall be entitled to deduct or withhold a corresponding portion of the applicable cash equivalent of Shares (irrespective whether the RSUs are settled in Shares or not). The Board may make a payment to his or her Employer for the account of the Participant, with debt-discharging effect respectively for the Company with regard to the obligation of the Company to issue or transfer the Shares to which the RSU relates (in case the RSUs are settled in Shares) or to pay the portion of the applicable cash equivalent of Shares (in case the RSUs are not settled in Shares) to the Participant in settlement of the RSU.

Schedule 2 – Additional and Superseding Provisions applicable only to U.S. Participants

1. General
(a)    Notwithstanding any provision of the Plan (including any Schedules thereto) or any Award Agreement to the contrary, the terms and conditions specified in this Schedule 2 shall apply to all Awards granted to or held by each Participant who is a U.S. Participant and are deemed incorporated into the applicable Award Agreements for such Awards.
(b)    The provisions of this Schedule 2 of the Plan supersede anything to the contrary set forth in Schedule 1 of the Plan with respect to Awards held by U.S. Participants.

2. Awards and RSUs
2.1    Additional terms and conditions
Awards to any U.S. Participant are subject to the following terms and conditions:
(a)    Compliance with Section 409A of the U.S. Revenue Code. Grants of Awards under the Plan are intended to be exempt from the requirements of Section 409A of the U.S. Revenue Code by qualifying for the Short Term Deferral Exemption or any other exemption that may be available under Section 409A of the U.S. Internal Revenue Code, and the Plan shall be construed in a manner consistent with the requirements for such exemption. If and to the extent that the grant of Awards under the Plan do not qualify for the short-term deferral exception or any other exemption that may be available under Section 409A of the U.S. Internal Revenue Code, then the Plan and any Award Agreements for Awards granted pursuant to the Plan, including the Award Agreements shall be construed in a manner consistent with the requirements of Section 409A of the U.S. Revenue Code, and the Remuneration Committee may amend the Plan and/or any such Award Agreements to the extent necessary or appropriate to comply with those requirements, without obtaining shareholder or Participant approval.
(b)    Without limiting Section 2.1(a) above, any references in the Plan or Award Agreements to "termination of employment" or similar terms shall mean an event that constitutes a "separation from service" within the meaning of Section 409A of the U.S. Revenue Code, and if at separation from service the Participant is considered a "specified employee" within the meaning of Section 409A of the U.S. Revenue Code, then any payments hereunder that do not qualify for such Short-Term Deferral Exception or any other exemption that may be available under Section 409A of the U.S. Internal Revenue Code that would otherwise be paid on account of such separation from service shall be accumulated and paid to the Participant in a lump sum six months and one day following the separation from service (or if the Participant dies during such six-month period, as soon as practical following the date of death).

(c)    Schedule 2 Definitions. The following definitions shall apply with respect to Awards granted to U.S. Participants and shall supersede similar definitions elsewhere in the Plan:
(i)    Short Term Deferral Exception means an exception to the applicability of U.S. Code Section 409A that will apply with respect to an Award, provided that, to the extent the Substantial Risk of Forfeiture has lapsed, the Award is settled during the period beginning with the date of lapse of the Substantial Risk of Forfeiture with respect to all or the applicable part the Award and ending two and one half (2-1/2) months after the later of (A) the last day of the calendar year in which, or (B) the last day of the Company's financial year in which such Substantial Risk of Forfeiture lapses (the "Short Term Deferral Period").
(ii)    Substantial Risk of Forfeiture means such term as defined in U.S. Treasury Regulation Section 1.409A-1(d). For avoidance of doubt, a Substantial Risk of Forfeiture may lapse prior to the date the Award becomes vested.

3. Certain Provisions Applicable to U.S. Participant Awards
Each Award an RSU granted to a U.S. Participant shall be subject to the following additional provisions:
(a)    Term. The term of each Award shall be for such specified period as may be determined by the Board.
(b)    Time, Form, and Method of Settlement. The terms and conditions applicable to Awards shall be set forth in Award Agreements, including the time or times at which or the circumstances under which an Award may be earned in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which such Award shall lapse, expire, become vested or be forfeited (as the case may be) following a Participant ceasing to be employed by a Group Company or upon other conditions, the form of settlement of the Award, including, without limitation, cash, Shares or other property not providing for deferral of Settlement and, subject to (c), the methods by or forms in which the Settlement will be delivered or deemed to be delivered to Participants.
(c)    Form and Timing of Payment. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company upon the settlement of an Award shall be made at such time or times as are specified in the applicable Award Agreement. The Award Agreements shall preclude the exercise of discretion by the Company, the Board, the Committee and the Participant to change the time or form of Settlement if the exercise of such discretion would cause the Participant to become subject to additional U.S federal income taxes under U.S. Code Section 409A with respect to the Award.
(d)    Exemptions from Section 16(b) Liability. It is the intent of the Company that, if the Company is a U.S. Non-exempt Issuer, the grant of any Awards to (and/or any other transactions pursuant to the Plan with) an person who is subject to Section 16 of the U.S. Exchange

Act shall be exempt from Section 16 pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by the Remuneration Committee or such person). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 of the U.S. Exchange Act then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 of the U.S. Exchange Act so that such person shall avoid liability under Section 16(b) of the U.S. Exchange Act.
PSE/PSE/389653/128//524770.1